Exhibit 99.1

MSD Acquisition Corp. Announces Closing of $575 Million Initial Public Offering of Securities and Full Exercise of Overallotment Option

NEW YORK, March 29, 2021 – MSD Acquisition Corp. (the “Company”) today announced the closing of its initial public offering (“IPO”) of 57,500,000 units at a price of $10.00 per unit, including 7,500,000 units issued pursuant to the underwriters’ full exercise of the option to purchase additional units. Total gross proceeds from the offering were $575,000,000, before deducting underwriting discounts and commissions and other offering expenses. The Company’s units began trading on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “MSDAU” on March 25, 2021.

Each unit consists of one of the Company’s Class A ordinary shares and one-fifth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “MSDA” and “MSDAW,” respectively.

MSD Acquisition Corp. is a newly incorporated special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with a target in a growth-oriented sector, including technology and media.

Gregg Lemkau, the Company’s Chief Executive Officer, who is CEO of MSD Partners and former Co-Head of the Investment Banking Division at Goldman Sachs, said, “We are gratified for the support MSD Acquisition Corp. has received from shareholders and are now focused on identifying a great company with which to partner and bring to the public markets.”

John Phelan, the Company’s Chairman, and the Co-Founding Partner and Chief Investment Officer of MSD Partners and MSD Capital, said, “We are proud to offer a differentiated platform that will benefit from the transaction experience and network of Gregg Lemkau, my experience as the founder of a leading investment platform, the guidance of the iconic founder and business builder Michael Dell, our Strategic Advisor, and the direction from our world-class board of directors Jim Breyer, Edith Cooper and Barry McCarthy.”

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as joint book-running managers and representatives for the underwriters for the offering.

The offering was made by means of a prospectus, copies of which may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282; telephone: (866) 471-2526; email: Prospectus-ny@ny.email.gs.com or Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, Email: prospectus@morganstanley.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 24, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MSD Acquisition Corp.

MSD Acquisition Corp. is a newly incorporated special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination. The Company is led by its founders Gregg Lemkau, the Chief Executive Officer of MSD Partners and former Co-Head of the Investment Banking Division at Goldman Sachs, and John Phelan, the Co-Founding Partner and Chief Investment Officer of MSD Partners and MSD Capital. MSD Partners is an investment adviser established in 2009 by partners of MSD Capital, which is the private investment firm that was established in 1998 to exclusively manage the capital of Michael Dell, the Chairman and Chief Executive Officer of Dell Technologies, and his family. As of December 31, 2020, MSD Capital and MSD Partners collectively manage over $19 billion. Michael Dell is the Company’s Strategic Advisor and will be a resource in its pursuit of an initial business combination.

MSD Acquisition Corp. may pursue an investment in any business industry or sector, and plans to leverage its deal experience, investment track record, and expertise across various growth-oriented sectors, including technology and media. The Company believes its affiliation with MSD Partners, the experience and network of its management team and Strategic Advisor, and the access to its board members’ expertise will be attractive to potential target businesses and will enable it to identify and execute a successful business combination.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contacts:

Todd Fogarty or Anntal Silver

Kekst CNC

212-521-4854 or 212-521-4849

MSDAcquisition@kekstcnc.com

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